Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-190625) on Form S-8 and Registration Statement on Form S-3 (No. 333-207598) of CU Bancorp of our report dated March 14, 2016, relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of CU Bancorp for the year ended December 31, 2015.

/s/ RSM US LLP

Los Angeles, California
March 14, 2016

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